EX-2.1


                               AGREEMENT OF MERGER
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AGREEMENT OF MERGER, entered into as of this 22nd day of December 1999, made by and between Web Capital Group, Inc. (hereinafter "Web Capital Group "), a Nevada corporation and Sara Hallitex Corporation ("Sara Hallitex"), an Oklahoma corporation. Web Capital Group and Sara Hallitex Corporation are hereinafter sometimes referred to collectively as the "Constituent Corporations."

WHEREAS, the Board of Directors of Sara Hallitex and Web Capital have determined that it is in the best interest of the Constituents Corporations that Sara Hallitex merge with and into Web Capital and that the shareholders of Sara Hallitex exchange their shares of capital stock of Sara Hallitex for shares of the capital stock of Web Capital. The transactions contemplated hereby is hereinafter referred to as the "Merger"; and

WHEREAS, the principal purpose of the Merger is to effectuate a change of corporate domicile from Oklahoma to Nevada.

HOW, THEREFORE, in consideration of the agreements hereinafter set forth, in accordance with the Business Corporation Law of the State of Nevada and the General Corporation Law of the State of Oklahoma, and for the purpose of setting forth the terms and conditions of the Merger, the mode of completing the Merger, and the manner of converting the shares of the capital stock of Sara Hallitex into shares of stock of Web Capital Group, the parties agree as follows:

The Merger

1.1 Effective Time. The Merger shall be accomplished by filling appropriate articles of merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of Oklahoma in a form acceptable under the business corporation laws of such States as soon as practicable after execution of this Merger Agreement. The Term "Effective Time" shall mean the time at which all necessary Certificates of Merger have been issued by the Secretary of State of the State of Nevada and the Secretary of State of the State of Oklahoma. If one or both Secretaries of State need not issue a Certificate of Merger, the filing with and acceptance by the relevant Secretary of State shall be deemed the time of issuance of a Certificate of Merger for purposes of calculating the "Effective Time."

1.2 Manner of Merger. At the Effective Time, Sara Hallitex shall be merged into Web Capital Group, which shall be the corporation that survives the Merger. The corporate existence of Web Capital Group with all its purposes, powers and objects shall continue unaffected and unimpaired by the Merger; and as the corporation surviving the Merger, Web Capital Group shall be governed by the laws of the State of Nevada.and shall succeed to all rights, assets, liabilities and obligations of Sara Hallitex, as provided in the business corporation laws of the State of Oklahoma. The separate existence and corporate organizations of Web Capital Group and Sara Hallitex shall cease at the Effective Time, and thereafter Web Capital Group shall continue as Web Capital Group under the laws of the State of Nevada under the new name of Web Capital Group, Inc., a Nevada corporation. All the property, real and personal and mixed, and all debts or other obligations due to Sara Hallitex, shall be transferred to and shall be vested in Web Capital Group, without further act or deed, as provided in the business laws of the States of Nevada and Oklahoma.

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1.3 Articles of Incorporation and Bylaws of Web Capital Group.
         a. At the Effective Time, the Certificate of Incorporation of Web Capital Group, a Nevada corporation, shall be the Certificate of Incorporation of the Surviving Corporation.
         b. The directors and officers of Sara Hallitex as of the Effective Time shall be the directors and officers of Web Capital Group, until their successors shall have been elected and qualified, or as otherwise provided by the General Corporation Law of the State of Nevada and in the Bylaws of Web Capital Group. If at the Effective Time a vacancy exists in the Board of Directors or in any of the offices of Web Capital Group, such vacancy shall thereafter be filled in the manner provided in the Bylaws of Web Capital Group.

1.4 Status and Conversion of Shares. The manner of converting the shares of capital stock of Sara Hallitex outstanding immediately prior to the Merger into shares of common stock of Web Capital Group shall be as follows:
         a. At the Effective Time, each one (1) share of the issued and outstanding $0.001 par value common stock of Sara Hallitex shall, by virtue of the Merger and without any action on the part of the holder thereof, become and be converted into one (1) share of the $0.001 par value common stock of Web Capital Group. At the Effective Time, each one (1) share of the issued and outstanding $0.001 par value preferred stock of Sara Hallitex shall, by virtue of the Merger and without any action on the part of the holder thereof, become and be converted into one (1) share of the $0.001 par value preferred stock of Web Capital Group.
         b. Any fractional shares of the capital stock of Web Capital Group resulting from conversion under this paragraph 1.4 shall be rounded up to the next whole share of capital stock in Web Capital Group.
         c. Any shares of capital stock of Sara Hallitex held in treasury as of the Effective Time shall, by virtue of the Merger and without any additional action, become and be converted into shares held in the treasure of Web Capital Group at the same rate of conversion stated in paragraph 1.4(a) above.
         d. After the Effective Time, each holder of a certificate or certificates theretofore representing outstanding shares of the capital stock of Sara Hallitex may surrender such certificate or certificates to such agent or agents as shall be appointed by Web Capital Group (the "Exchange Agent"), and shall be entitled to receive in exchange therefore a certificate or certificates representing the number of whole shares of capital stock of Web Capital Group into which the shares of capital stock of Sara Hallitex theretofore represented by the certificates so surrendered have been converted, at the conversion rate stated in paragraph 1.4(a), above.
         e. If any certificate evidencing shares of the capital stock of Sara Hallitex is to be issued in a name other than the name in which the certificate surrendered is registered, the certificate so surrendered shall be properly endorsed and shall otherwise be in proper form for transfer. The person requesting the transfer shall pay to the Exchange Agent any transfer or other fees or taxes required by reason of the issuance of a certificate in name other than that of the registered holder of the certificate surrendered.
         f. Web Capital Group may, without notice to any person, terminate all exchange agencies at any time after 120 days, following the Effective Time. After such termination, all exchanges, payments and notices provided for in this Agreement to be made to or by the Exchange Agent shall be made to or by Web Capital Group.

2. Miscellaneous
2.1 The Surviving Corporation may be served with process in the State of Oklahoma and the State of Nevada in any proceeding for enforcement of any obligation of Web Capital Group as well as for enforcement of any obligations of

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the Surviving Corporation arising from the merger, including any suit or other proceeding to enforce the right of any creditor or stockholder, and it does hereby irrevocably appoint the Secretary of State of the State of Nevada and the Secretary of State of the State of Oklahoma as its agents to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Registrar of Corporations is: 4344 Promenade Way, Suite 102P, Marina del Rey, CA 90292.

2.2 Amendments. This Merger Agreement may be amended with the approval of the Board of Directors of the Constituent Corporations at any time before or after the approval hereof by their respective shareholders, but after any such approval no amendment shall be made that substantially and adversely changes the terms hereof as to any party without the approval of the shareholders of such party.

2.3 Extension; Waiver. AT any time before the Effective Time, the Board of Directors of either of the Constituent Corporations may (a) extend the time for the performance of any of the obligations or other acts of another party hereto, of (b) waive compliance by another party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed and delivered on behalf of such party.

THIS AGREEMENT OF MERGER shall be filed in the offices of the Secretary's of State, for the States of Nevada and Oklahoma, and upon the filing of this Agreement of Merger in the office of the Secretary of State of Nevada and Oklahoma, the merger herein provided shall be effective.

IN WITNESS WHEREOF, the Constituent Corporations have executed this Merger Agreement as of the day and year first above written.

Web Capital Group, Inc., a Nevada corporation

By:
Name:    Garrett K. Krause
Title:   President


Sara Hallitex Corporation, a Oklahoma corporation
By:
Name:    Garrett K. Krause
Title:   President

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